DEBT CANCELLATION AGREEMENT

This DEBT CANCELLATION AGREEMENT (this “Agreement”) is dated as of October __, 2011, by and between DGSE COMPANIES, INC., a Nevada corporation (“DGSE”) and NTR METALS, LLC, a Texas limited liability company (“NTR” and, together with DGSE, the “Parties,” each, a “Party”).

WITNESSETH:

WHEREAS, DGSE currently owes in excess of US$2.5 million to NTR as a result of bullion-related transactions (the “Intercompany Debt”); and

WHEREAS, NTR has agreed to forgive US$2.5 million of the Intercompany Debt (the “Option Consideration”) in exchange for the issuance of options to purchase an aggregate of five million (5,000,000) shares of the common stock of DGSE, par value $0.01 per share, at an exercise price of fifteen dollars (US$15) per share (the “Options”).

NOW, THEREFORE, the Parties, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, hereby agree as follows:

1.           Cancellation of Debt.  The Parties hereby agree that upon the delivery of an Option Grant Agreement, in the form attached hereto as Exhibit A (the “Option Contract”), by DGSE to NTR providing for the grant of the Options to NTR, the portion of the Intercompany Debt constituting the Option Consideration shall be fully satisfied.

2.           Modification.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

3.           Successor and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  No Party may assign any of its rights hereunder without the prior written consent of the other Party.  No assignment shall relieve the assigning Party of any of its obligations hereunder.

4.           No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.           Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

6.           Entire Agreement.  This Agreement, together with the Option Contract, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

7.           Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally-recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective Parties at the addresses indicated below.

If to DGSE:	DGSE Companies, Inc. 11311 Reeder Road Dallas, Texas 75229 Attention: William H. Oyster
with a copy to (which shall not constitute notice): K&L Gates LLP 1717 Main Street Suite 2800 Dallas, Texas 75201 Attention: I. Bobby Majumder, Esq. E-mail: bobby.majumder@klgates.com
If to NTR:	NTR Metals, LLC 10720 Composite Drive Dallas, Texas 75220 Attention: Trey Gum, General Counsel E-mail: tgum@ntrmetals.com

8.           Duty to Cooperate.  Each Party to this Agreement agrees to perform any further acts, and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

9.           Severability.  If any term or provision of this Agreement is deemed invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Texas. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of Texas in each case located in the city of Dallas and County of Dallas, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11.           Attorneys' Fees.  In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party of such litigation, as determined by the court in a final judgment or decree, shall pay the substantially prevailing party or parties all costs, expenses, and reasonable attorneys' fees incurred therein by such party or parties (including, without limitation, such costs, expenses, and fees on any appeals), and if such successful party shall recover judgment in any such action or proceeding, such costs, expenses, and attorneys' fees shall be included as part of such judgment..

12.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Dated _______________, 2011

DGSE COMPANIES, INC., a Nevada corporation

By:	William H. Oyster
Title:	President

NTR METALS, LLC, a Texas limited liability company

By:	John R. Loftus
Title:	President

EXHIBIT A

OPTION GRANT AGREEMENT

(Attached)